Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
America First Apartment Investors, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-116565) on Form S-3 of America First Apartment Investors, Inc. of our report dated March 15, 2004, except as to the 2003 information included in note 4, which is as of March 14, 2006, with respect to the consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows of America First Apartment Investors, Inc. and subsidiaries for the year ended December 31, 2003, which report appears in the December 31, 2005 annual report on Form 10-K of America First Apartment Investors, Inc.
/s/ KPMG LLP
Omaha, Nebraska
March 14, 2006